Exhibit 99.1

iMedia Brands Announces Pricing of $15 Million Public Offering of Common Stock

MINNEAPOLIS, MN – August 26, 2020 – iMedia Brands, Inc. (NASDAQ: IMBI) today announced the pricing of an underwritten public offering of 2,400,000 shares of its common stock, at a public offering price of $6.25 per share. In addition, iMedia Brands has granted the underwriter a 30-day option to purchase up to an additional 360,000 shares of common stock at the public offering price. All of the securities in the offering are being sold by iMedia Brands. The offering is expected to close on or about August 28, 2020, subject to customary closing conditions.

Invicta Media Investments, LLC, iMedia Brands’ largest shareholder and an affiliate of Eyal Lalo, a member of the board of directors of iMedia Brands, intends to purchase $1.6 million of shares of common stock from the underwriter in the offering at the public offering price per share.

The gross proceeds to iMedia Brands from this offering are expected to be approximately $15 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by iMedia Brands, but excluding any exercise of the underwriter’s option to purchase additional shares of common stock. iMedia Brands intends to use the net proceeds from the offering for working capital and general corporate purposes.

Craig-Hallum Capital Group is acting as the sole managing underwriter for the offering.

A shelf registration statement on Form S-3 (File No. 333-239857) relating to the offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2020 and declared effective by the SEC on July 27, 2020. The shares may be offered only by means of a prospectus. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on August 25, 2020. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and made available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may also be obtained, when available, by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About iMedia Brands, Inc.

iMedia Brands, Inc. (Nasdaq: IMBI) is a leading interactive media company that manages a growing portfolio of niche lifestyle television networks, niche advertisers and complementary media commerce services. Its brand portfolio spans multiple business models and product categories and includes ShopHQ, Bulldog Shopping Network, ShopHQ Health, Shop LaVenta, Float Left Interactive and Media Commerce Services. Please visit www.imediabrands.com for more investor information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding the public offering, are forward-looking. The Company often use words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment, including COVID-19; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; our ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks identified under Item 1A(Risk Factors) in the Company’s most recently filed Form 10-K and any additional risk factors identified in its periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. the Company’s is under no obligation (and expressly disclaim any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Gateway Investor Relations

Cody Slach

IMBI@gatewayir.com

(949) 574-3860

Media:

press@iMediabrands.com

(800) 938-9707